Exhibit 99.1

Release No. 0206-11      FOR IMMEDIATE RELEASE
February 24, 2006

RAYMOND JAMES FINANCIAL, INC.
REPORTS JANUARY 2006 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“While a comparison to last year’s comparable month continues the positive trend, our experience doesn’t yet indicate a continuation of the recently heralded return of the retail investor,” explained Chairman and CEO Thomas A. James. “Instead, our successful recruiting effort has swelled client assets and financial advisor production. A continuation of the current levels of activity in all sectors would suggest the 15 percent increase in net income experienced in the first quarter might be sustainable.”
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 4,800 financial advisors serving 1.2 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $163 billion, of which are approximately $30 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to
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Release No. 0206-11     RAYMOND JAMES FINANCIAL, INC.

differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2005 annual report on Form 10-K, which is available on raymondjames.com and sec.gov.

	January 2006	January 2005	December 2005
	(20 business days)	(20 business days)	(21 business days)

Securities commissions/fees (1)	$ 125.7 mil.	$112.0 mil.	$ 134.6 mil.

Assets under management (2)	$ 29.7 bil.	$ 24.9 bil.	$ 28.0 bil.

# of managed/co-managed underwritings (3)	7	6	17

Total customer assets under administration	$ 163.1 bil.	$ 133.6 bil.	$ 156.5 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional, except for emerging markets joint ventures.

(2)
This is the primary revenue driver for the asset management segment. Just under half of the assets under management are subject to billing quarterly in advance, with the balance billed mainly based on average daily assets.

(3)	This is only one of several key revenue sources for the capital markets segment, other key revenue sources include institutional sales commissions and transaction fees.

For more information, please contact Steve Valley at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.